Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2018 Third Quarter Results

  Sales were $581 million
  Operating profit was $136 million, or 23 percent of sales
  EBITDA was $163 million, or 28 percent of sales
  GAAP diluted EPS was $1.61; adjusted diluted EPS was $1.60
  Free cash flow before dividends was $118 million, or 124 percent of net income
  Fourth quarter 2018 guidance: Sales expected to be in the range of flat to down 4 percent over prior year; GAAP diluted EPS in the range of $1.38 to $1.54; EBITDA in the range of $143 to $155 million
  Full year organic revenue growth expected to be 2 percent at the midpoint of fourth quarter guidance

WESTLAKE, Ohio--(BUSINESS WIRE)--August 20, 2018--Nordson Corporation (Nasdaq: NDSN) today reported results for the third quarter of fiscal year 2018. For the quarter ended July 31, 2018, sales were $581 million, a 1 percent decrease compared to the prior year’s third quarter. This change in sales included a decrease of approximately 3 percent in organic volume, growth related to the first year effect of acquisitions of approximately 1 percent, and an increase related to the favorable effects of currency translation as compared to the prior year’s third quarter of 1 percent. The prior year’s third quarter sales benefitted from strong organic sales growth in all segments.

In the third quarter of fiscal year 2018, reported operating profit was $136 million, net income was $95 million, and GAAP diluted earnings were $1.61 per share. Free cash flow before dividends was $118 million in the quarter, reflecting strong cash conversion of 124 percent of net income. Prior year third quarter sales, operating profit, net income and GAAP diluted earnings per share were $589 million, $153 million, $101 million and $1.74, respectively. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached financial exhibits.

Commenting on the third quarter fiscal year 2018 performance, Michael F. Hilton, Nordson President and Chief Executive Officer, said, “Nordson delivered solid results despite challenging comparisons to our prior year’s third quarter, where total company organic sales growth was 11 percent. Our commitment to delivering the best technology solutions while employing continuous improvement initiatives drove bottom line performance, generating operating margin of 23 percent and $118 million of free cash flow before dividends. Our base business is strong, and we remain focused on bringing value to our customers and the diverse end markets we serve.”

The current quarter’s results include a non-recurring restructuring charge of approximately $1 million, or $0.02 per diluted share. Additionally, discrete tax benefits of approximately $2 million, or $0.03 per diluted share, were recognized in the quarter.

Third Quarter Segment Results

Adhesive Dispensing Systems sales increased 5 percent compared to the prior year’s third quarter, inclusive of 3 percent organic volume growth and a 2 percent increase related to the favorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 28 percent, or 29 percent on an adjusted basis to exclude non-recurring restructuring charges of $1 million related to a previously announced U.S. facility consolidation.

Advanced Technology Systems sales decreased 8 percent compared to the prior year’s third quarter, including an 11 percent decrease in organic volume, a 2 percent increase related to the first year effect of acquisitions, and a 1 percent increase related to the favorable effects of currency translation as compared to the prior year. The third quarter’s acquisitive growth includes the fiscal 2018 acquisition of Sonoscan. The third quarter of fiscal year 2017 benefitted from strong electronics end market demand driving 18 percent organic sales growth for this segment. Reported operating margin in the segment was 25 percent in the current quarter.

Industrial Coating Systems sales increased 6 percent compared to the prior year’s third quarter, including approximately 6 percent organic growth and a less than 1 percent increase from the favorable effects of currency translation as compared to the prior year. Compared to the prior year’s third quarter, reported operating margin in the segment improved 160 basis points to 22 percent.

Detailed results by operating segment and geography are included in the attached financial exhibits.

Backlog

Backlog for the quarter ended July 31, 2018 was approximately $428 million, an increase of 16 percent compared to the same period a year ago, inclusive of 15 percent organic growth and 1 percent growth due to acquisitions. Backlog amounts are calculated at July 31, 2018 exchange rates and include acquisitions that closed prior to the end of the third quarter of fiscal 2018.

Outlook

For the fourth quarter of fiscal 2018, sales are expected to be in the range of flat to down 4 percent compared to the fourth quarter a year ago. This outlook includes a range for organic volume to be up 1 percent to down 3 percent, 1 percent growth from the first year effect of acquisitions, and an unfavorable currency translation effect of 2 percent based on the current exchange rate environment as compared to the prior year. At the midpoint of this outlook, operating margin is expected to be approximately 22 percent. GAAP diluted earnings per share are expected to be in the range of $1.38 to $1.54, with an estimated effective tax rate of approximately 25 percent. At the midpoint of the guidance, EBITDA and EBITDA margin are expected to be $149 million and 26 percent, respectively.

“Looking ahead to the fourth quarter, our guidance reflects our current backlog, where organic volume is driven primarily by strength in adhesive and medical product lines, offset primarily by lower demand for Advanced Technology dispense product lines serving electronics end markets and automotive cold materials product lines,” said Hilton. “At the midpoint of our guidance, we expect to generate total company organic sales growth of 2 percent on a full year basis for fiscal 2018. On top of 8 percent organic growth in fiscal 2017 and 7 percent organic growth in fiscal 2016, delivering organic growth again this year highlights the attractiveness of the end markets we serve and our ability to continue to meet our customers’ expectations. We remain focused on delivering value to our shareholders, driving bottom line results through continuous improvement initiatives utilizing the Nordson Business System, and providing superior customer service.”

Nordson management will provide additional commentary on these results and outlook during a conference call Tuesday, August 21, 2018 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations & Corporate Communications at (440) 414-5639 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2018
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2018	2017	2018	2017

Net sales	$581,243	$589,438	$1,685,373	$1,493,044
Cost of sales	260,847	263,173	757,146	666,130
Selling & administrative expenses	184,820	172,799	548,223	494,000

Operating profit	135,576	153,466	380,004	332,914

Interest expense - net	(13,409)	(11,038)	(36,345)	(24,041)
Other income (expense) - net	528	27	673	(1,452)

Income before income taxes	122,695	142,455	344,332	307,421
Income taxes	27,811	40,999	53,658	91,454

Net Income	$94,884	$101,456	$290,674	$215,967

Return on sales	16%	17%	17%	14%
Return on average shareholders' equity	39%	28%	30%	45%

Average common shares outstanding (000's)	58,053	57,594	57,931	57,495

Average common shares and common share equivalents (000's)	58,912	58,259	58,910	58,171

Per share:

Basic earnings	$1.63	$1.76	$5.02	$3.76
Diluted earnings	$1.61	$1.74	$4.93	$3.71

Dividends paid	$.30	$.27	$.90	$.81

Total dividends	$17,412	$15,550	$52,109	$46,549

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2018	2017

Cash and marketable securities	$266,802	$90,383
Receivables	507,681	505,087
Inventories	271,360	264,266
Other current assets	31,978	28,636
Total current assets	1,077,821	888,372

Property, plant & equipment - net	356,777	346,411
Other assets	2,172,794	2,179,756
	$3,607,392	$3,414,539

Notes payable and debt due within one year	$33,729	$326,587
Accounts payable and accrued liabilities	307,375	321,159
Total current liabilities	341,104	647,746

Long-term debt	1,521,393	1,256,397
Other liabilities	321,979	354,903
Total shareholders' equity	1,422,916	1,155,493
	$3,607,392	$3,414,539

Other information:

Employees	7,543	7,532

Common shares outstanding (000's)	58,149	57,715

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2018
(Unaudited)

	Third Quarter		% Growth over 2017			Year-to-Date		% Growth over 2017
SALES BY BUSINESS SEGMENT	2018	2017	Volume	Currency	Total	2018	2017	Volume	Currency	Total

Adhesive dispensing systems	$244,728	$233,367	3.4%	1.5%	4.9%	$704,367	$668,146	0.8%	4.6%	5.4%
Advanced technology systems	266,595	290,406	-8.9%	0.7%	-8.2%	789,135	645,907	20.0%	2.2%	22.2%
Industrial coating systems	69,920	65,665	5.7%	0.8%	6.5%	191,871	178,991	4.5%	2.7%	7.2%

Total sales by business segment	$581,243	$589,438	-2.4%	1.0%	-1.4%	$1,685,373	$1,493,044	9.6%	3.3%	12.9%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2018	2017				2018	2017

Adhesive dispensing systems	$68,490	$66,451				$191,319	$185,226
Advanced technology systems	67,158	87,385				192,732	168,054
Industrial coating systems	15,179	13,192				36,911	30,529
Corporate	(15,251)	(13,562)				(40,958)	(50,895)

Total operating profit by business segment	$135,576	$153,466				$380,004	$332,914

	Third Quarter		% Growth over 2017			Year-to-Date		% Growth over 2017
SALES BY GEOGRAPHIC REGION	2018	2017	Volume	Currency	Total	2018	2017	Volume	Currency	Total

United States	$191,512	$182,953	4.7%	-	4.7%	$536,164	$464,569	15.4%	-	15.4%
Americas	38,911	41,604	-4.1%	-2.4%	-6.5%	112,149	107,971	3.8%	0.1%	3.9%
Europe	150,710	133,846	9.4%	3.2%	12.6%	447,384	381,473	8.2%	9.1%	17.3%
Japan	28,367	41,472	-32.5%	0.9%	-31.6%	127,266	96,504	29.7%	2.2%	31.9%
Asia Pacific	171,743	189,563	-10.8%	1.4%	-9.4%	462,410	442,527	1.6%	2.9%	4.5%

Total Sales by Geographic Region	$581,243	$589,438	-2.4%	1.0%	-1.4%	$1,685,373	$1,493,044	9.6%	3.3%	12.9%

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2018
(Unaudited)

EBITDA	Third Quarter		Year-to-Date
	2018	2017	2018	2017

Net income	$94,884	$101,456	$290,674	$215,967
Adjustments:
Depreciation and amortization expense	27,321	25,954	81,037	65,366
Interest expense, net	13,409	11,038	36,345	24,041
Income taxes	27,811	40,999	53,658	91,454
EBITDA	$163,425	$179,447	$461,714	$396,828
Adjustments:
Acquisition costs and adjustments (1)	-	2,252	3,484	17,898
EBITDA As Adjusted	$163,425	$181,699	$465,198	$414,726

EBITDA per diluted share	$2.77	$3.08	$7.84	$6.82
EBITDA As Adjusted per diluted share	$2.77	$3.12	$7.90	$7.13

(1) Represents costs and adjustments associated with our 2018 and 2017 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; and transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

EBITDA and EBITDA per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.

	Third Quarter		Year-to-Date
	2018	2017	2018	2017

Diluted EPS as reported (U.S. GAAP)	$1.61	$1.74	$4.93	$3.71

Short-term inventory purchase accounting adjustments	-	0.02	0.04	0.05
Acquisition costs	-	0.01	-	0.17
Severance and restructuring	0.02	0.01	0.05	0.02
U.S. Tax Reform discrete item	-	-	(0.37)	-
Other discrete tax items	(0.03)	-	(0.15)	0.04

Diluted EPS as adjusted (Non-GAAP)	$1.60	$1.78	$4.50	$3.99

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Amounts may not add due to rounding.

Free Cash Flow Before Dividends	Third Quarter		Year-to-Date
	2018	2017	2018	2017

Net income	$94,884	$101,456	$290,674	$215,967
Depreciation and amortization	27,321	25,954	81,037	65,366
Other non-cash charges	3,934	(8,592)	(29,269)	3,041
Changes in operating assets and liabilities	4,477	(41,299)	485	(62,583)
Net cash provided by operating activities	130,616	77,519	342,927	221,791

Additions to property, plant and equipment	(12,923)	(22,295)	(45,972)	(49,324)
Proceeds from the sale of property, plant and equipment	64	308	299	3,906

Free cash flow before dividends	$117,757	$55,532	$297,254	$176,373

Adjustments:
Acquisition costs and adjustments, net of tax(1)	-	1,597	2,630	12,564
Free cash flow before dividends, adjusted	$117,757	$57,129	$299,884	$188,937

(1) Represents costs and adjustments associated with our 2018 and 2017 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; and transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

Free cash flow before dividends, a non-GAAP financial measure, is defined as net cash provided by operating activities less purchased property, plant and equipment and proceeds from the sale of property, plant and equipment. It is a financial measure used by management to assess its ability to generate cash in excess of its operating needs. Therefore, the Company believes this financial measure provides useful information to investors. Free cash flow before dividends is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
Lara Mahoney, 440-414-5639
Vice President, Investor Relations & Corporate Communications
Lara.Mahoney@nordson.com